Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

CONTACT:	William L. Hiott, Jr.
TELEPHONE:	(843) 724-1500
DATE:	October 9, 2009

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Third Quarter Earnings

Charleston, SC – After allocating $1,110,000 to its Reserve for Loan Losses the Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings for the third quarter of $136,521 compared to earnings of $712,072 for the three months ended September 30, 2008.  Earnings for the nine months ended September 30, 2009, were $1,598,884 compared to $2,155,435 for the nine months ended September 30, 2008.

Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, “The highlight of the year has been our loan and deposit growth.  Loans have increased $38,175,353 or 21.62% from September 30, 2008 to September 30, 2009, while deposits have increased $28,310,808 or 13.69% during the same period.  This growth alone is reason to strengthen our Reserve for Loan Losses, but when you factor in current economic conditions and the regulatory environment, raising our Reserve was the responsible thing to do.  Doing so makes us a stronger bank.”

Bank of South Carolina Corporation had total assets of $271,471,361 at the quarter ended September 30, 2009, compared to $235,269,398 at September 30, 2008, an increase of $36,201,963 or 15.39%.

Mr. Lane added, “Although this has been and remains a difficult economic environment, we are hearing encouraging comments from our customers.  The Company’s growth in 2009 gives us a better asset base to build on for 2010.”

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  Our website is www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Select market makers for the stock for Bank of South Carolina Corporation are: Knight Equity Markets, LP, USB Securities, LLC, Citadel Derivatives Group, LLC and Automated Trading Desk.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	September 30,	September 30,
	2009	2008

Shares Outstanding
BKSC Common Stock	4,002,910	3,976,095

Book Value Per Share	$6.88	$6.61

Total Assets	$271,471,361	$235,269,398

3 Months
Ending

Net Income	$136,521	$712,072

Basic Earnings Per Share	$.03	$.18

Diluted Earnings Per Share	$.03	$.18

Weighted Average Shares Outstanding Basic	4,002,676	3,975,252

Weighted Average Shares Outstanding Diluted	4,002,835	3,981,056

9 Months
Ending

Net Income	$1,598,884	$2,155,435

Basic Earnings Per Share	$.40	$.54

Diluted Earnings Per Share	$.40	$.54

Weighted Average Shares Outstanding Basic	3,987,880	3,962,817

Weighted Average Shares Outstanding Diluted	3,987,880	3,972,621